Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

(in 000's)

	Fiscal Year Ended								Period from March 28, 2004 to June 16, 2004 (Predecessor)	Period from June 17, 2004 to June 26, 2004 (Successor)	Twelve Months Ended June 25, 2005 (Successor)		Pro Forma Twelve Months Ended June 25, 2005 (Successor)	Thirteen Weeks Ended Sept. 25, 2004 (Successor) (Unaudited)	Thirteen Weeks Ended Sept. 24, 2005 (Successor) (Unaudited)
	March 31, 2001 (Predecessor)		March 30, 2002 (Predecessor)		March 29, 2003 (Predecessor)		March 27, 2004 (Predecessor)
Income (loss) before income taxes	$16,151		$14,306		$18,886		$18,935		$(25,808)	$(2,305)	$(5,934)		$11,353	(26,477)	(31,170)
Add: Fixed Charges	12,952		4,651		2,327		1,893		229	653	41,191		23,904	6,154	7,801
Amortization of Capitalized Interest	207		257		284		295		68	8	303		303	76	77
Minus: Capitalized Interest	(927)		(630)		(199)		(153)		(2)	(3)	(86)		(86)	(12)	(85)

Earnings (loss) as adjusted	$28,383		$18,584		$21,298		$20,970		$(25,513)	$(1,647)	$35,474		$35,474	(20,259)	(23,377)

Fixed Charges:
Interest Expense	$6,147		$1,749		$654		$411		$21	$492	$32,360		$15,073	4,180	5,870
Amortization of debt issue costs	–		–		–		–		–	73	2,991		2,991	786	583
Capitalized Interest	927		630		199		153		2	3	86		86	12	85
Portion of rents representative of interest factor	5,878		2,272		1,474		1,329		206	85	5,754		5,754	1,176	1,263

Total Fixed Charges	$12,952		$4,651		$2,327		$1,893		$229	$653	$41,191		$23,904	6,154	7,801

Ratio of earnings to fixed charges(1)	2.2	x	4.0	x	9.2	x	11.1	x	–	–	0.9	x	1.5x	–	–

(1)	The computed ratio of earnings to fixed charges for the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the thirteen weeks ended September 25, 2004 and September 24, 2005, is less than one-to-one, which indicates that earnings are inadequate to cover fixed charges. The coverage deficiency for the period from March 28, 2004 to June 16, 2004, the period from June 17, 2004 to June 26, 2004, and the thirteen weeks ended September 25, 2004 and September 24, 2005, was $25,513, $1,647, $20,259 and $23,377, respectively. On a pro forma basis, after giving effect to the offering of the outstanding note, the intended use of the net proceeds from that offering, the proposed initial public offering and the use of proceeds of that offering, as if each transaction had occurred on June 27, 2004, the ratio of earnings to fixed charges would be 1.5x.